Exhibit 99.1

Net1 provides additional update on SASSA process

     Johannesburg, South Africa, October 10, 2008 – Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS; JSE: NT1) (“Net1” or the “Company”) today announced that it has received Bidders Notice number 11 from the South African Social Security Agency (“SASSA”), advising bidders that the Bid Adjudication Committee has submitted its report and recommendations in respect of the Payment Service Tender to the Chief Executive Officer (“CEO”) of SASSA. The Bid Adjudication Committee has recommended to the Chief Executive Officer of SASSA that no award be made in respect of the tender and that a fresh tender process be commenced, as the Bid Evaluation Committee concluded that the evaluation process followed has been unreliable. According to the Bidders Notice, the CEO of SASSA has to decide whether he will accept the recommendations of the Bid Adjudication Committee, or propose a different course of action.

     “The recommendation of the Bid Adjudication Committee is not unexpected, given the long delays already suffered during the evaluation process,” said Dr. Serge Belamant, Chairman and CEO of Net1. “We await the CEO of SASSA’s final decision, which we expect will occur during the next few weeks. In the mean time, we will continue to render our high-quality service in terms of our current service level agreements. Should the tender process be cancelled, we believe that our current service level agreements will have to be extended again and we foresee no difficulties in continuing our activities,” he concluded.

About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system (“UEPS”), as an alternative payment system for the unbanked and under-banked populations of developing economies. The company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, Net1 has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     Net1 also focuses on the development and provision of secure transaction technology, solutions and services. Its core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of

Prism, a South African based subsidiary of the company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

     Net1 recently acquired 80.1% of BGS Smartcard System AG (“BGS”), an Austrian company, whose core business consists of developing and integrating smart card-based offline and online financial transaction systems. Since 1993, BGS has implemented tailor-made smart card-based payment solutions, focusing on emerging economies and in cooperation with banks, enterprises and government authorities. BGS is headquartered in Vienna, Austria, and has subsidiaries in India and Russia, and a branch office in the Ukraine. Distributors are located in Asia, Central and South America, the Commonwealth of Independent States and the Middle East.

Forward-Looking Statements

     This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that could cause the Company's actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company's filings with the Securities and Exchange Commission including the risk factor entitled “The South African Social Security Agency, or SASSA, is in the process of conducting a national tender for the distribution of welfare grants in which bidders had the opportunity to bid for all of South Africa or on a province-by-province basis. If we were not to receive contracts to continue to distribute these grants in each of the provinces where we currently distribute them, or if we do win these contracts, but the terms are not as favorable to us as our current contracts, our financial condition, results of operations and cash flows would be materially and adversely affected,” contained in our Annual Report on Form 10-K for the year ended June 30, 2008. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone: 1-604-484-8750
Toll Free: 1-866-412-NET1 (6381)